EXHIBIT 3.4

CERTIFICATE OF DETERMINATION

OF

SERIES B PREFERRED STOCK

OF

INTELLIGENT BUYING, INC.,
a California corporation

Pursuant to Section 401 of the Corporations Code of the State of California, the undersigned, Philip Romanzi, DOES HEREBY CERTIFY as follows:

A.	That he is the duly elected and acting Chief Executive Officer, Chief Financial Officer and Sole Director of INTELLIGENT BUYING, INC., a California corporation (the “Corporation”).
B.	The authorized number of shares of preferred stock, $0.001 par value per share, of the Corporation is 25,000,000.
C.

Pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Corporation’s Articles of Incorporation, as amended, and applicable law, the Board, on February 13, 2020, duly adopted the following resolutions creating a series of 2,000,000 shares of preferred stock designated as the “Series B Preferred Stock,” and such resolutions have not been modified or rescinded and remain in full force and effect. None of the shares of Series B Preferred Stock have been issued.

WHEREAS, the Articles of Incorporation, as amended, of the Corporation authorize preferred stock comprising 25,000,000 shares issuable from time to time in one or more series; and

WHEREAS, the Board is authorized to designate the rights, preferences, privileges, and restrictions granted to or imposed upon the respective series of shares of preferred stock or the holders thereof and, without restriction, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, privileges, and restrictions and other matters relating to the Series B Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Corporation’s Articles of Incorporation, as amended, and applicable law, a series of preferred stock designated Series B Preferred Stock of the Corporation be and hereby is created;

FURTHER RESOLVED, that the Board has determined that the rights, preferences, privileges, and restrictions granted to or imposed upon the Series B Preferred Stock, as stated and expressed herein, are under the circumstances prevailing on the date hereof fair and equitable to all the existing shareholders of the Corporation; and

FURTHER RESOLVED, that the designation and authorized number of shares of, and the rights, preferences, privileges, and restrictions granted to or imposed upon the Series B Preferred Stock are as follows:

1.

Number. The number of authorized shares of the Series B Preferred Stock is two million (2,000,000) shares.  The holder(s) of shares of Series B Preferred Stock shall be referred to herein as “Series B Holders.”

2.

Dividend Provisions. The Series B Preferred Stock shall not bear a dividend and shall not be entitled to participate in any dividends payable to other shares of stock of the Corporation.

3.

No Liquidation Preference.  The Series B Preferred Stock shall not be entitled to any liquidation preference or any distributions upon any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

4.

Redemption and Cancellation. The shares of Series B Preferred Stock shares shall be non-redeemable other than upon the mutual agreement of the Company and the holder of shares to be redeemed, provided however, that on the fifth anniversary of the date of issuance of the shares of Series B Preferred Stock, the shares of Series B Preferred Stock shall automatically, and without further action by the Corporation, be cancelled and void, and may not be reissued.

5.

No Conversion. The holders of the Series B Preferred Stock shall have no conversion rights.

6.

Voting Rights. Other than as set forth in Section 7, all 2,000,000 shares of Series B Preferred Stock shall have a number of votes at any time equal to (i) the number of votes then held or entitled to be made by all other equity securities of the Corporation, including, without limitation, the common stock, par value $0.001 per share, of the Corporation (the “Common Stock”), any other classes of Preferred Stock of the Corporation, debt securities of the Corporation or pursuant to any other agreement, contract or understanding of the Corporation, plus (ii) one (1), with all such votes to be apportioned equally and pro rata between all of the shares of Series B Preferred Stock then issued and outstanding, including with respect to fractional voting power thereof. The Series B Preferred Stock shall vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote, and shall vote together with the Common Stock, or any class thereof, as applicable, on such matter for as long as the share of Series B Preferred Stock is issued and outstanding. The Series B Preferred Stock shall not have the right to vote on any matter as to which solely another class of Preferred Stock of the Corporation is entitled to vote pursuant to the certificate of determinations of such other class of Preferred Stock of the Corporation.

7.

Amendment and Protective Provisions.

(a)

The Corporation may not, and shall not, amend or repeal this Certificate of Determination without the prior written consent of Series B Holders holding a majority of the Series B Preferred Stock then issued and outstanding, in which vote each share of Series B Preferred Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series B Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

(b)

In addition to any other rights and restrictions provided under applicable law, without the prior written consent of Series B Holders holding a majority of the Series B Preferred Stock then issued and outstanding, in which vote each share of Series B Preferred Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series B Holders, the Corporation shall not amend or repeal any provision of, or add any provision to, the Corporation’s Articles of Incorporation or Bylaws if such action would materially and adversely alter or materially and adversely change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series B Preferred Stock and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

(c)

Other than as set forth in Section 7(b), to the maximum extent permitted by appliable law, the Series B Preferred Stock shall not have any right to vote, whether as a separate class or as a part of any other class, in in connection with the authorization, designation, increase or issuance of any other shares of any class or series (including additional preferred shares of any series) of stock that rank junior to, on a parity with, or senior to the Series B Preferred Stock as to any rights or preferences, including, without limitation, any dividend, approval or liquidation rights, or in connection with the authorization, designation, increase or issuance of any bonds, mortgages, debentures or other debt obligations of the Corporation, whether convertible into shares of stock of the Corporation or otherwise, or in connection with any amendments or modifications to any of the foregoing.

8.

Notices. Any notice required by the provisions of this Certificate of Determination to be given to the Series B Holders shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct and of our own knowledge.

Date: February 13, 2020

Name: Philip Romanzi
Title: Chief Executive Officer, Chief Financial
Officer and Sole Director